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                                                                     EXHIBIT 5.1

                               February 29, 2000

TIBCO Software Inc.
3165 Porter Drive
Palo Alto, CA 94304

     RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on February 29, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 5,750,000 shares of your Common Stock (the "Shares"), including 1,000,000 shares to be offered by selling stockholders and an option granted to the underwriters to purchase up to an additional 750,000 shares to cover over-allotments. We understand that you and the selling stockholders are selling the Shares to the underwriters for resale to the public as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with your sale and issuance of Shares and by the selling stockholders in connection with their sale of Shares.

     It is our opinion that upon completion of the proceedings being taken or proposed to be taken by us as your legal counsel prior to the issuance of the Shares, the Shares will be legally issued, fully paid and non-assessable when sold in the manner described in the Registration Statement.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation

                                         /s/ Wilson Sonsini Goodrich & Rosati